December 17, 2001 - El Dorado Hills, California

Press Release

SOURCE: NutraStar Incorporated (formerly Alliance Consumer International, Inc.)

Alliance Consumer International, Inc. Changes its Name to NutraStar Incorporated and its Trading Symbol to NTRA; Consummates Business Combination with NutraStar Technologies Incorporated

EL DORADO HILLS, CA, Dec 13/PRNewswire/-- Alliance Consumer International, Inc. (OTC BB: NTRA - news) announced today that it changed its name to NutraStar
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Incorporated and trading symbol to "NTRA.OB" and consummated the business combination with NutraStar Technologies Incorporated (www.nutrastar.com) of El
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Dorado Hills, California pursuant to which NutraStar Technologies Incorporated became a wholly owned subsidiary of the Company. As a result of the business combination, immediately after the closing the former shareholders of NutraStar Technologies Incorporated obtained approximately 82% of the outstanding shares of NutraStar Incorporated (formerly Alliance Consumer International, Inc.)

Following the closing of the business combination, the Company also received $1 million in private placement funding from the sale of shares of its common stock and converted over $2.2 million of indebtedness of NutraStar Technologies into shares of the Company's Series A Preferred Stock and common stock. Patricia McPeak, CEO and President of NutraStar Technologies, was named the CEO, President and a director of the Company upon the resignation of Radd C. Berrett as the sole officer and director of the Company. Ms. McPeak is joined on the Board of Directors by Edward Newton.

NutraStar Technologies also announced today that it reached an agreement with The RiceX Company, its primary supplier, to a new 15-year agreement to be RiceX's exclusive distributor of Rice Solubles and Rice Bran Fiber Concentrate in the United States and to have the exclusive rights to various patents and trademarks owned by RiceX. The agreement is subject to the approval of the Board of Directors of RiceX.

About NutraStar Incorporated (formerly Alliance Consumer International, Inc.)
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NutraStar(TM) is a pioneer in rice bran science and technology, with expertise in nutraceutical product formulation for humans and animals. NutraStar(TM) intends to accelerate the availability of highly nutritious, whole food nutraceutical products to the U. S. and overseas markets. The company is headquartered at 1261 Hawk's Flight, El Dorado Hills, California 95762 at and is publicly traded under the stock symbol NTRA.OB.

This release contains forward-looking statements as defined by various Securities Acts. Although the Company believes the expectations reflected in such statements are reasonable, no assurances can be given that they will prove correct. Any statements herein should not be considered guarantees of future positive corporate or stock performance.

Contact: For further  information  please contact Ms. Sharyn Butler of NutraStar
         Incorporated at (916) 933-7000.